UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported): August 17, 2012

MModal Inc.

(Exact Name of Registrant as Specified in Charter)

Delaware	001-35069	98-0676666
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

9009 Carothers Parkway Franklin, Tennessee		37067
(Address of Principal Executive Offices)		(Zip Code)

(866) 295-4600

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Introduction

As previously reported, on July 2, 2012, MModal Inc., a Delaware corporation (the “Company”), entered into an Agreement and Plan of Merger (as amended, the “Merger Agreement”) with Legend Parent, Inc., a Delaware corporation (“Parent”), and Legend Acquisition Sub, Inc., a Delaware corporation and a wholly owned direct subsidiary of Parent (“Merger Sub”). Parent and Merger Sub are affiliates of One Equity Partners V, L.P. (“OEP”). Pursuant to the Merger Agreement, upon the terms and subject to the conditions thereof, on July 17, 2012, Merger Sub commenced a tender offer (the “Offer”) to purchase all of the outstanding shares of common stock, $0.10 par value per share, of the Company (“Shares”) at a purchase price of $14.00 per Share (the “Offer Price”), net to the seller in cash, without interest thereon and less any applicable withholding taxes.

On August 15, 2012, the Company and OEP announced the results of the Offer. On August 17, 2012, Merger Sub accepted the Shares tendered in the Offer for payment and paid for such Shares and the Company and OEP announced the completion of the Offer. Also on August 17, 2012, because Merger Sub then owned more than 90% of the outstanding Shares, in accordance with the Merger Agreement and as permitted by applicable law, Merger Sub merged with and into the Company (the “Merger”). At the effective time of the Merger (the “Effective Time”), (i) the Company was the surviving corporation in the Merger and now is a wholly owned direct subsidiary of Parent and (ii) each outstanding Share not validly tendered, accepted for payment and paid for pursuant to the Offer, other than Shares held by the Company as treasury stock, by Parent or Merger Sub, or by stockholders of the Company who validly exercise their appraisal rights in accordance with Section 262 of the Delaware General Corporation Law, as amended, was converted into the right to receive the Offer Price, net to the seller thereof in cash, without interest thereon and less any applicable withholding taxes. Following the Effective Time, the Shares will be delisted from The NASDAQ Global Select Market, and will be deregistered under the Securities Exchange Act of 1934, as amended, and the Company will no longer file periodic reports with the Securities and Exchange Commission on account of the Shares.

Item 1.02.	Termination of a Material Definitive Agreement.

1.	Credit Agreement

On August 17, 2012, immediately prior to the Effective Time, the Company paid an aggregate amount of approximately $171.4 million (including outstanding borrowings, accrued interest and legal fees) in satisfaction of all of its outstanding obligations under that certain Credit Agreement dated October 1, 2010 (as amended, the “Existing Credit Agreement”), among the Company, the guarantors party thereto, the lenders party thereto (the “Lenders”), the L/C issuers party thereto (the “L/C Issuers”) and General Electric Capital Corporation, as administrative agent and collateral agent for the Lenders and the L/C Issuers, and terminated the Existing Credit Agreement. Such amount did not include any material prepayment penalties or break fees.

2.	Senior Subordinated Notes due 2016

On August 17, 2012, immediately prior to the Effective Time, the Company paid an aggregate amount of approximately $99.8 million in satisfaction of all of its outstanding obligations under that certain Note Purchase Agreement dated September 30, 2010 (as amended, the “Note Purchase Agreement”), among the Company, the issuers party thereto the guarantors party thereto and the purchasers party thereto and terminated the Note Purchase Agreement. Such amount includes approximately $14.8 million of prepayment penalties and accrued but unpaid interest.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MModal Inc.

	By:	/s/ Kathryn F. Twiddy
Date: August 17, 2012		Kathryn F. Twiddy, Chief Legal Officer